Exhibit 99.1
DENBURY RESOURCES INC.
P R E S S   R E L E A S E
Denbury Resources Announces Record Quarterly Production
News Release
Released at 7:30 AM CDT
     DALLAS, May 3, 2007 — Denbury Resources Inc. (NYSE symbol: DNR) (“Denbury” or the “Company”) today announced its first quarter 2007 financial and operating results. The Company set a record quarterly production rate in the first quarter of 2007, averaging 38,305 BOE/d, an 8% increase over production levels in the first quarter of 2006, anchored by significant increases in the Company’s tertiary oil production and Barnett Shale natural gas production, partially offset by significant production declines in Louisiana. Higher operating costs, a $35.2 million ($21.4 million after tax) non-cash mark-to-market charge to earnings primarily related to the Company’s 2007 natural gas swaps, and lower overall commodity prices offset the revenue impact of this higher production, causing a 62% decrease in net income between the comparable first quarters. The net result was net income of $16.6 million ($0.14 per basic common share) during the first quarter of 2007 as compared to $43.8 million ($0.39 per basic common share) during the first quarter of 2006. Included in the first quarter of 2006 was a non-cash mark-to-market valuation charge of approximately $10.9 million ($6.6 million after tax).
     Since the single largest reason for the decrease in earnings relates to the higher non-cash mark-to-market valuation charge, the adjusted cash flow from operations (cash flow from operations before changes in assets and liabilities, a non-GAAP measure) for the first quarter of 2007 of $104.2 million was only 3% lower than first quarter 2006 adjusted cash flow from operations of $107.8 million. Net cash flow provided by operations, the GAAP measure, totaled $93.3 million during the first quarter of 2007, as compared to $102.5 million for the same measure during the first quarter of 2006. Adjusted cash flow and cash flow from operations differ in that the latter measure includes the changes in receivables, accounts payable and accrued liabilities during the quarter. (Please see the accompanying schedules for a reconciliation of net cash flow provided by operations, as defined by generally accepted accounting principles (GAAP), which is the GAAP measure, as opposed to adjusted cash flow from operations, which is the non-GAAP measure).
Production
     Production for the quarter was 38,305 BOE/d, an 8% increase over the first quarter of 2006 average of 35,454 BOE/d and a 5% increase over fourth quarter 2006 levels. Oil production from the Company’s tertiary operations averaged 11,779 BOE/d, an increase of 21% over 2006 first quarter tertiary production levels, and 17% higher than fourth quarter 2006 tertiary production levels. The Company saw higher production levels from each of its currently producing tertiary floods, except for Little Creek Field which is on a gradual decline due to its maturity, including an average of 959 BOE/d from the three new floods in Phase II, all of which have begun to respond.

     Average production from the Barnett Shale increased to 6,989 BOE/d in the first quarter of 2007, up from 3,953 BOE/d for the first quarter of 2006 and 5,925 BOE/d in the fourth quarter of 2006, due to the Company’s successful drilling activity over the last year. During 2006, the Company drilled 46 horizontal wells and in the first quarter of 2007 drilled and completed 12 additional wells. The Company had four rigs working in the area during most of the first quarter of 2007, but recently reduced its rig count in this area to three, and plans to make a further reduction to two rigs as the budgeted 35 to 40 well drilling program is ahead of schedule. The Company does not anticipate any significant production increases from the Barnett Shale during the remainder of 2007, and production could decline later this year as it is doubtful that current production levels can be maintained with only two rigs operating.
     Partially offsetting the higher production in the tertiary operations and Barnett Shale was a decline in the Company’s onshore Louisiana production, which averaged 5,591 BOE/d during the first quarter of 2007 as compared to 8,349 BOE/d during the first quarter of 2006 and 6,572 BOE/d during the fourth quarter of 2006. These declines are a result of the expected relatively rapid depletion of wells in this area.
First Quarter 2007 Financial Results
     Oil and natural gas revenues, excluding any derivative contracts, decreased 4% between the respective first quarters as lower commodity prices reduced revenue by 12%, offset by 8% higher production. The Company collected $8.3 million on its derivative contract settlements in the first quarter of 2007 as compared to cash payments of $0.8 million on derivative contracts during the first quarter of 2006. Even though the Company’s cash settlements on its 2007 natural gas swaps were positive every month during the first quarter, higher natural gas futures prices as of March 31, 2007 resulted in a $32.4 million first quarter mark-to-market valuation charge on these same contracts, comprising most of the Company’s total mark-to-market valuation charge of $35.2 million for the quarter. The Company expensed $10.9 million of mark-to-market charges related to derivative contracts in the first quarter of 2006.
     Company-wide oil price differentials (Denbury’s net oil price received as compared to NYMEX prices) improved significantly during the first quarter of 2007, averaging $3.73 per Bbl, as compared to $6.71 per Bbl during the first quarter of 2006 and $5.92 per Bbl during the fourth quarter of 2006. This improvement in the NYMEX differential was related to higher prices received for the Company’s production as compared to NYMEX prices, primarily as a result of NYMEX (WTI) prices being depressed due to lack of available storage capacity in the mid-continent area, an oversupply of crude from Canada, capacity/transportation issues in moving crude oil out of the Cushing, Oklahoma area and unanticipated refinery outages.
     The Company’s average NYMEX natural gas differential was a negative variance of $0.51 per Mcf in the first quarter of 2007 as compared to a positive variance of $0.78 per Mcf during the first quarter of 2006 and a negative variance of $0.64 per Mcf during the fourth quarter of 2006. This negative variance is due primarily to increasing natural gas prices during the first quarter of 2007. Since most of the Company’s natural gas is sold on an index price that is set near the first of each month and fixed for the entire month, variances become more favorable if NYMEX natural gas prices decline throughout the quarter.

     Lease operating expenses increased between the comparable first quarters on both a per BOE basis and on an absolute dollar basis. Lease operating expenses averaged $14.66 per BOE in the first quarter of 2007, up from $11.34 per BOE in the first quarter of 2006, and up slightly from an average of $13.99 per BOE during the fourth quarter of 2006. The increase over prior year’s first quarter level was primarily a result of (i) the Company’s increasing emphasis on tertiary operations with their inherently higher operating costs, (ii) higher overall industry costs, (iii) the timing impact of the continued expansion of the Company’s tertiary operations in which the cost of CO2 and other operating costs are expensed even though production lags behind the injections, and (iv) additional lease payments for certain of our new tertiary operating facilities.
     The increase in production taxes and marketing expenses is primarily due to a $1.5 million increase in transportation and plant processing fees in the first quarter of 2007 as compared to the first quarter of 2006, largely due to a recent change in the way the Barnett Shale natural gas is being processed and marketed. Production taxes and marketing expenses also generally change in proportion to production volumes and commodity prices, contributing to the increase in the first quarter of 2007.
     General and administrative expenses increased 7% on a BOE basis between the two first quarter periods, averaging $3.32 per BOE in the first quarter of 2007, up from $3.09 per BOE in the prior year’s first quarter. The majority of the increase relates to higher personnel related costs as a result of salary increases and continued growth in the Company’s total number of employees.
     Even though the Company’s average debt level was 19% higher in the first quarter of 2007 as compared to the first quarter of 2006, because of the significant expenditures made during 2006 and 2007 on unevaluated properties, the Company capitalized $4.0 million of interest expense in the first quarter of 2007 related to these unevaluated properties, as compared to $0.3 million during the first quarter of 2006, reducing the Company’s overall interest expense between the two periods by 26%.
     Depreciation, depletion and amortization expense (“DD&A”) increased to $11.90 per BOE, a 3% increase over the fourth quarter of 2006 rate of $11.60 per BOE and a 16% increase over the first quarter of 2006 rate of $10.26 per BOE, primarily due to rising costs. The Company did not book any incremental tertiary-related oil reserves during the first quarter of 2007.
2007 Outlook
     The Company reaffirms its production guidance for 2007 of 40,700 BOE/d which represents total growth of approximately 10% over average 2006 production levels, with tertiary operations expected to average 14,750 BOE/d, a projected 46% increase over average 2006 tertiary production levels.
     Denbury’s 2007 development and exploration budget is currently approximately $670 million, of which approximately 60% is related to tertiary operations. Any acquisitions made by the Company would be in addition to these current capital budget amounts.
     Denbury’s total debt (principal amount excluding capital leases) as of March 31, 2007 was approximately $605 million, consisting of $375 million of subordinated debt and $230 million of bank debt. On April 3, 2007, the Company issued $150 million of 7.5% Senior Subordinated Notes as an additional issuance under its existing indenture governing those notes and reduced bank debt with the proceeds from that issuance. As of April 30, 2007, Denbury’s total debt (principal amount excluding capital leases) was approximately $625 million, of which $100 million was outstanding on the Company’s $500 million bank borrowing base.
     Gareth Roberts, Chief Executive Officer, said: “We are pleased to see our three new floods in Phase II respond and to see our tertiary oil production increase 17% this quarter over the fourth quarter of 2006. We have forecasted strong production growth for our tertiary floods in 2007 and this is an excellent start. For future years’ growth, we are busy working on expanding our CO2 pipeline infrastructure and expect the CO2 pipelines to Tinsley and Cranfield to be operational by the end of this year. We are working on the route for the proposed Green Line from Louisiana to Hastings Field near Houston and have secured right-of-ways for approximately 100 miles of this route with the purchase of an existing line. Even though this existing pipeline will be replaced, it should decrease the time required to acquire right-of-ways. With the recent substantial acquisition announced by Genesis Energy, L.P., the MLP of which we are the general partner, we expect to sell Genesis our two existing CO2 pipelines for $200 million to $250 million later this year, providing us sufficient capital to cover the estimated shortfall between our 2007 capital budget and our projected cash flow. In addition, their announced acquisition should add value to our general partner’s interest, as well as add value to Genesis. We continue to expand our tertiary operations and are continuing to pursue the acquisition of additional mature oil fields that can become future tertiary flood candidates. Our program is working, our plans and strategy have not changed, and we continue to be enthusiastic about the future.”
Conference Call
     The public is invited to listen to the Company’s conference call set for today, May 3, 2007 at 10:00 A.M. CDT. The call will be broadcast live over the Internet at our web site: www.denbury.com. If you are unable to participate during the live broadcast, the call will be archived on our web site for approximately 30 days and will also be available for playback for one week by dialing 888-203-1112 or 719-457-0820, passcode 3582447.
Financial and Statistical Data Tables
     Following are financial highlights for the comparative first quarters ended March 31, 2007 and 2006. All production volumes and dollars are expressed on a net revenue interest basis with gas volumes converted at 6:1.

FIRST QUARTER FINANCIAL HIGHLIGHTS
(Amounts in thousands of U.S. dollars, except per share and unit data)
(Unaudited)

	Three Months Ended
	March 31,			Percentage
	2007	2006		Change
Revenues:
Oil sales	118,132	113,441	+	4%
Gas sales	51,002	62,102	-	18%
CO2 sales and transportation fees	3,091	1,988	+	55%
Interest and other income	1,930	1,615	+	20%

Total revenues	174,155	179,146	-	3%

Expenses:
Lease operating expenses	50,557	36,172	+	40%
Production taxes and marketing expense	10,204	8,087	+	26%
CO2 operating expenses	703	645	+	9%
General and administrative	11,434	9,867	+	16%
Interest, net	6,075	8,254	-	26%
Depletion and depreciation	41,027	32,743	+	25%
Commodity derivative expense	26,907	11,630	+	> 100%

Total expenses	146,907	107,398	+	37%

Income before income taxes	27,248	71,748	-	62%

Income tax provision
Current income taxes	1,618	9,786	-	83%
Deferred income taxes	9,014	18,184	-	50%

NET INCOME	16,616	43,778	-	62%

Net income per common share:
Basic	0.14	0.39	-	64%
Diluted	0.13	0.37	-	65%

Weighted average common shares:
Basic	118,992	113,151	+	5%
Diluted	123,954	119,925	+	3%

Production (daily — net of royalties):
Oil (barrels)	24,054	22,211	+	8%
Gas (mcf)	85,506	79,452	+	8%
BOE (6:1)	38,305	35,454	+	8%

Unit sales price (including derivative settlements):
Oil (per barrel)	54.63	56.36	-	3%
Gas (per mcf)	7.68	8.68	-	12%

Unit sales price (excluding derivative settlements):
Oil (per barrel)	54.57	56.75	-	4%
Gas (per mcf)	6.63	8.68	-	24%

	Three Months Ended
	March 31,			Percentage
	2007	2006		Change
Non-GAAP Financial Measure (1)
Adjusted cash flow from operations (non-GAAP measure)	104,227	107,849	-	3%
Net change in assets and liabilities relating to operations	(10,882)	(5,337)	+	> 100%

Cash flow from operations (GAAP measure)	93,345	102,512	-	9%

Oil & gas capital investments	178,156	371,009	-	52%
CO2 capital investments	31,416	11,024	+	> 100%

Cash and cash equivalents	35,007	29,984	+	17%
Total assets	2,275,200	1,706,065	+	33%
Total debt (excluding discount & capital leases)	605,000	475,000	+	27%
Total stockholders’ equity	1,133,091	791,234	+	43%

BOE data (6:1)
Oil and natural gas revenues	49.06	55.01	-	11%
Gain (loss) on settlements of derivative contracts	2.39	(0.24)	+	> 100%
Lease operating expenses	(14.66)	(11.34)	+	29%
Production taxes and marketing expenses	(2.96)	(2.53)	+	17%

Production netback	33.83	40.90	-	17%
Non-tertiary CO2 operating margin	0.69	0.42	+	64%
General and administrative expenses	(3.32)	(3.09)	+	7%
Net cash interest expense	(1.18)	(2.07)	-	43%
Current income taxes and other	0.22	(2.36)	-	> 100%
Changes in asset and liabilities relating to operations	(3.16)	(1.67)	+	89%

Cash flow from operations	27.08	32.13	-	16%

(1)	See “Non-GAAP Measures” at the end of this report.
Non-GAAP Measures
     Adjusted cash flow from operations is a non-GAAP measure that represents cash flow provided by operations before changes in assets and liabilities, as summarized from the Company’s Consolidated Statements of Cash Flows. Adjusted cash flow from operations measures the cash flow earned or incurred from operating activities without regard to the collection or payment of associated receivables or payables. The Company believes that it is important to consider this measure separately, as it believes it can often be a better way to discuss changes in operating trends in its business caused by changes in production, prices, operating costs and so forth, without regard to whether the earned or incurred item was collected or paid during that period. For a further discussion, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Operating Results” in our Form 10-Q for the first quarter of 2007 or 2006 Form 10-K.

     Denbury Resources Inc. (www.denbury.com) is a growing independent oil and gas company. The Company is the largest oil and natural gas operator in Mississippi, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds significant operating acreage onshore Louisiana, Alabama, in the Barnett Shale play near Fort Worth, Texas, and properties in Southeast Texas. The Company’s goal is to increases the value of acquired properties through a combination of exploitation, drilling and proven engineering extraction practices, including secondary and tertiary recovery operations.
     This press release, other than historical financial information, contains forward looking statements that involve risks and uncertainties including expected reserve quantities and values relating to the Company’s proved and probable reserves, the Company’s potential reserves from its tertiary operations, forecasted production levels relating to the Company’s tertiary operations and overall production levels, estimated capital expenditures for 2007, pricing assumptions based on current and projected oil and natural gas prices, and other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including Denbury’s most recent reports on Form 10-K and Form 10-Q. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These statements are based on engineering, geological, financial and operating assumptions that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially.
For further information contact:
Gareth Roberts, President and CEO, 972-673-2000
Phil Rykhoek, Chief Financial Officer, 972-673-2000
www.denbury.com